Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169731

August 1, 2013

Celgene Corporation

Pricing Term Sheet

August 1, 2013

2.300% Senior Notes due 2018

4.000% Senior Notes due 2023

5.250% Senior Notes due 2043

Issuer:	Celgene Corporation

Expected Ratings (Moody’s / S&P)*:	Baa2 (Positive) /BBB+ (Stable)

Type of Transaction:	SEC Registered

Trade Date:	August 1, 2013

Expected Settlement Date:	August 6, 2013 (T+3)

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Co-Manager:	HSBC Securities (USA) Inc.

Title:	2.300% Senior Notes due 2018 4.000% Senior Notes due 2023 5.250% Senior Notes due 2043

Principal Amount:	2018 Notes: $400,000,000 2023 Notes: $700,000,000 2043 Notes: $400,000,000

Maturity Date:	2018 Notes: August 15, 2018 2023 Notes: August 15, 2023 2043 Notes: August 15, 2043

Coupon (Interest Rate):	2018 Notes: 2.300% per annum 2023 Notes: 4.000% per annum 2043 Notes: 5.250% per annum

Price to Public:	2018 Notes: 99.792% 2023 Notes: 99.452% 2043 Notes: 99.147%

Yield to Maturity:	2018 Notes: 2.344% 2023 Notes: 4.067% 2043 Notes: 5.307%

Benchmark Treasury:	2018 Notes: 1.375% due July 31, 2018 2023 Notes: 1.750% due May 15, 2023 2043 Notes: 3.125% due February 15, 2043

Spread to Benchmark Treasury:	2018 Notes: + 85 basis points 2023 Notes: + 135 basis points 2043 Notes: + 155 basis points

Benchmark Treasury Yield:	2018 Notes: 1.494% 2023 Notes: 2.717% 2043 Notes: 3.757%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2014

Optional Redemption:	2018 Notes: T + 15 basis points at any time 2023 Notes: T + 20 basis points at any time 2043 Notes: T + 25 basis points at any time

CUSIP / ISIN:	2018 Notes: 151020AK0 / US151020AK03 2023 Notes: 151020AJ3 / US151020AJ30 2043 Notes: 151020AL8 / US151020AL85

*	Note: A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement and other documents the issuer has filed with the SEC and incorporated by reference in the prospectus and prospectus supplement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 and J.P. Morgan Securities LLC collect at 1-212-834-4533.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Celgene Corporation on August 1, 2013 relating to its prospectus dated October 4, 2010.

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